UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/07/2007

NewMarket Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32190

Virginia	20-0812170
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

330 South Fourth Street, Richmond, VA 23219
(Address of principal executive offices, including zip code)

804-788-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 7, 2007, Foundry Park I, LLC ("Foundry Park I"), a direct wholly-owned subsidiary of NewMarket Development Corporation and an indirect wholly-owned subsidiary of NewMarket Corporation (the "Company"), and the Company entered into a Construction Loan Agreement with SunTrust Bank, as Administrative Agent and Joint-Lead Arranger, LaSalle Bank National Association, as Joint-Lead Arranger, PNC Bank, National Association, as Documentation Agent, to borrow up to $116 million to fund the development and construction of a multi-story office building ("Construction Loan Agreement"). The loan bears interest at LIBOR plus a margin of 1.40%. The term of the loan is for a period of 36 months and is unconditionally guaranteed by the Company. No principal reduction payment will be due during the construction period. As a condition of the construction loan and concurrently with the closing of the loan, Foundry Park I also obtained interest rate risk protection in the form of an interest rate swap. The International Swap Dealers Association, Inc. ("ISDA") Master Agreement dated August 8, 2007, the Schedule to the ISDA Master Agreement dated August 8, 2007 and the Letter Agreement between SunTrust Bank and Foundry Park I, dated August 7, 2007 (collectively the "Swap Agreement") provide a fixed rate on an interest rate swap of 4.975%, while the variable rate is based on LIBOR. The notional amount of the interest rate swap will be approximately 85% of the projected monthly draws on the construction loan. The termination date of the interest rate swap is January 1, 2010.

The Construction Loan Agreement and the Swap Agreement contain representations, warranties, terms and conditions customary for transactions of this type. The Construction Loan Agreement contains certain events of default, including failure to repay when due principal, interest or any other amount owing on any other obligation under the Construction Loan Agreement. The Swap Agreement contains certain events of default, including failure to pay or deliver, breach of the agreement, credit support default and misrepresentation.

SunTrust Bank and several of the lenders under the Construction Loan Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

This summary of the Construction Loan Agreement and the Swap Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all the terms of the Construction Loan Agreement, the ISDA Master Agreement, the Schedule to the ISDA Master Agreement, and the Letter Agreement between SunTrust Bank and Foundry Park I, copies of which are attached here as Exhibits 10.1, 10.2, 10.3 and 10.4 and incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhbits

10.1 Construction Loan Agreement, dated as of August 7, 2007, among the Foundry Park I, LLC, NewMarket Corporation, SunTrust Bank, as Administrative Agent and Joint-Lead Arranger, LaSalle Bank National Association, as Joint-Lead Arranger, and PNC Bank, National Association, as Documentation Agent.

10.2 International Swap Dealers Association, Inc. Master Agreement dated August 8, 2007, between SunTrust Bank and Foundry Park I, LLC.

10.3 Schedule to the 1992 ISDA Master Agreement dated August 8, 2007.

10.4 Letter Agreement dated August 7, 2007 between SunTrust Bank and Foundry Park I, LLC.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewMarket Corporation

Date: August 09, 2007	By:	/s/ David A. Fiorenza
David A. Fiorenza
Vice President & Treasurer

Exhibit Index

Exhibit No.	Description
EX-10.2	International Swap Dealers Association, Inc. Master Agreement, dated as of August 8, 2007
EX-10.1	Construction Loan Agreement, dated as of August 7, 2007
EX-10.3	Schedule to the 1992 ISDA Master Agreement dated August 8, 2007
EX-10.4	Letter Agreement dated August 7, 2007 between SunTrust Bank and Foundry Park I, LLC